Exhibit 30
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                            LOCK-UP LETTER AGREEMENT


Deutsche Bank Securities Inc.
60 Wall Street, 4th Floor
New York, NY 10005


Dear Sirs:

         The undersigned understands that you propose to enter into an Underwriting Agreement (the "Underwriting Agreement") providing for the purchase by you (the "Underwriter") of shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of MEMC Electronic Materials, Inc., a Delaware corporation (the "Company"), and that the Underwriter proposes to reoffer the Shares to the public (the "Offering").

         In consideration of the execution of the Underwriting Agreement by the Underwriter, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of the Underwriter, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition by any person at any time in the future of) any shares of Common Stock (including, without limitation, shares of Common Stock that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and shares of Common Stock that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for Common Stock (other than the Shares) owned by the undersigned on the date of execution of this Lock-Up Letter Agreement or on the date of the completion of the Offering, or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise, for a period of 90 days after the date of the final Prospectus relating to the Offering.

         The foregoing sentence shall not apply to bona fide gifts, sales or other dispositions of shares of any class of the Company's capital stock, in each case that are made exclusively between and among the undersigned or members of the undersigned's family, or affiliates of the undersigned, including its partners (if a partnership) or members (if a limited liability company); provided that it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of the lock-up letter agreement (including, without limitation, the restrictions set forth in the preceding sentence) to the same extent as if the transferee/donee were a party hereto,
(ii) no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), shall be required or shall be voluntarily made in connection with such transfer or distribution (other than a filing on a Form 5, Schedule 13D or Schedule 13G (or 13D-A or 13G-A) made after the expiration of the 90-day period referred to above), (iii) each party (donor, donee, transferor or transferee) shall not be required by law (including without limitation the disclosure requirements of the Securities Act of 1933, as amended, and the Exchange Act) to make, and shall agree to not voluntarily make, any public announcement of the transfer or disposition, and (iv) the undersigned notifies the Underwriter at least two (2) business days prior to the proposed transfer or disposition.

         In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.

         It is understood that, if the Company notifies you that it does not intend to proceed with the Offering, if the Underwriting Agreement does not become effective before April 30, 2004, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares, we will be released from our obligations under this Lock-Up Letter Agreement.

         The undersigned understands that the Company and the Underwriter will proceed with the Offering in reliance on this Lock-Up Letter Agreement.

         Whether or not the Offering actually occurs depends on a number of factors, including market conditions. Any Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriter.

         The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents reasonably necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.



                                             TPG WAFER HOLDINGS LLC

                                             By: TPG Wafer Partners LLC,
                                                  its Managing Member



                                             By:  /s/ Richard A. Ekleberry
                                                  ------------------------------
                                                  Name:  Richard A. Ekleberry
                                                  Title: Vice President
Dated:  February 9, 2004